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EXHIBIT 21

                                 SUBSIDIARIES

     Set forth below is a list of all active subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which subsidiaries do business.


                     Name                      Jurisdiction of Incorporation
         ------------------------------      ----------------------------------
           USANA Canada Co.                  Canada

           USANA Australia Pty, Ltd.         Australia

           USANA New Zealand Limited         New Zealand

           USANA (UK) Limited                United Kingdom

           USANA Trading Company, Inc.       Barbados

           USANA Hong Kong Limited           Hong Kong


Each subsidiary listed above is doing business under its corporate name.